UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 3          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                                      OMB APPROVAL
                                                  OMB NUMBER: 3235-0104
                                                  Expires:   September 30, 1998
                                                  Estimated average
                                                  burden hours per
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   Filed pursuant to Section 16(a) of the Securities Exchange Act of
    1934, Section 17(a) of the Public Utility Holding Company Act of
     1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type
Response)
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

1.  Name and Address of Reporting   2.  Date of Event Re-  4. Issuer Name AND Ticker or Trading Symbol
    Person*                             quiring Statement
MILLENNIUM ENTERTAINMENT                (Month/Day/Year)   The Sports Club Company, Inc. (SCY)
PARTNERS, L.P.
                                        6/20/97            ----------------------------------------------------------------
                                                          5. Relationship of Reporting Person(s) 6. If Amendment, Date of
(Last)   (First)     (Middle)                                to Issuer (Check all applicable)       Original (Month/Day/Year)
                                     --------------------                                           ------------------------
  c/o Millennium Partners        3.   IRS or Social Se-   ____ Director __ X__ 10% Owner       7. Individual or Joint/Group Filing
     Management LLC                   curity Number of    ____ Officer (give______ Other (specify (Check Applicable Line)
                                      Reporting Person                 title below)    below)  ___Form filed by One Reporting Person
     (Street)                         (Voluntary                                               __X_Form Filed by More than One
                                                          --------------------------------          Reporting Person
  1995 Broadway
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(City)    (State)       (Zip)
                                                                            TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
New York    NY         10023
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1.   Title of Security                       2.  Amount of Securities            3. Ownership        4. Nature of Indirect
     (Instr. 4)                                  Beneficially Owned  (Instr. 4)     Form: Direct (D)    Beneficial Ownership
                                                                                    or Indirect (I)      (Instr. 5)
                                                                                     (Instr. 5)
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    Common Stock (1)                                   1,052,631                         D
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    Common Stock (2)                                   1,179,732                         D
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    Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).
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 FORM 3 (CONTINUED)      TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS,
                                     CONVERTIBLE SECURITIES)
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
1. Title of Derivative       2. Date Exer-          3. Title and Amount of Securities     4.Conver-      5. Owner-      6. Nature of
   Security                     cisable and            Underlying Derivative Security       sion or         ship           Indirect
   (Instr. 4)                   Expiration             (Instr. 4)                           Exercise        Form of      Beneficial
                                Date                                                        Price of        Deriv-       Ownership
                                (Month/Day/Year)                                            Derivative      ative        (Instr.5)
                             Date       Expira-         Title         Amount or             Security        Security:
                             Exer-       tion                         Number of                             Direct (D)
                             cisable    Date                          Shares                                or Indirect
                                                                                                            (I)
                                                                                                           (Instr. 5)




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Explanation of Responses:
(1)   These securities are owned solely by Millennium Entertainment Partners, L.P. ("MEP"), which may be deemed a "group" with Millennium
      Partners LLC ("MPL")  and Brian J. Collins  ("BJC"), an executive officer of the general partner of MEP and of the manager of MPL and a director of The Sports Club Company, Inc., for purposes of
      Section 13(d) of the Securities  Exchange Act of 1934, as amended
      ("Exchange Act").  In addition, MEP owns a 49.5% membership interest in MPL and MEP has the right to appoint two committee members of a committee of five which requires the affirmative vote of four members to vote or dispose of the securities. MEP disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein, and this report shall not be deemed an admission that MEP is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
(2)   These securities are owned solely by MPL which may be deemed a "group" with BJC and MEP under Section 13(d) of the Exchange Act.
**    Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
                                                                         MILLENNIUM ENTERTAINMENT PARTNERS, L.P.
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                          By: MILLENNIUM ENTERTAINMENT ASSOCIATES, L.P.,
                                                                             its general partner

                                                                         By: MILLENNIUM ENTERTAINMENT CORP.,
                                                                             its general partner

                                                                         By: /S/ BRIAN J. COLLINS              AUGUST 11, 1997
                                                                             **Signature of Reporting Person        Date
                                                                               Vice President of Millennium
                                                                               Entertainment Corp.

Note:  File three copies of this Form, one of which must be manually signed.  If space is insufficient,
       See Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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                             JOINT FILER INFORMATION


Name:                            Millennium Partners LLC

Address:                         c/o Millennium Partners Management LLC
                                 1995 Broadway
                                 New York, New York  10023

Designated Filer:                Millennium Entertainment Partners, L.P.

Issuer & Ticker                  The Sports Club Company, Inc. (SCY)
Symbol:

Date of Event Requiring          6/20/97
Statement:

                                 MILLENNIUM PARTNERS LLC

                                 BY:  MILLENNIUM PARTNERS
                                      MANAGEMENT, LLC, its manager

                                 BY:  MILLENNIUM MANAGER I, INC.,
                                      its manager


                                 By: /S/ BRIAN J. COLLINS
                                 Title: Vice President

                             JOINT FILER INFORMATION


Name:                            Brian J. Collins

Address:                         c/o Millennium Partners Management LLC
                                 1995 Broadway
                                 New York, New York  10023

Designated Filer:                Millennium Entertainment Partners, L.P.

Issuer & Ticker Symbol:          The Sports Club Company, Inc. (SCY)

Relationship of Reporting        Director, 10% Owner
Person to Issuer:

Date of Event Requiring          6/20/97
Statement:


                                /S/ BRIAN J. COLLINS
                                Brian Collins